Exhibit 99.1

Amarin Reports Third Quarter 2018 Financial Results and Provides Update on Operations

Activities Underway to Support Planned Commercial Expansion

Management to Host Conference Call at 7:30 a.m. ET Today

BEDMINSTER, N.J., and DUBLIN, Ireland, November 1, 2018 -- Amarin Corporation plc (NASDAQ:AMRN), a pharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the three and nine months ended September 30, 2018, and provided an update on company operations.

Key Amarin achievements since its last quarterly report include:

•

R&D progress: The Vascepa® (icosapent ethyl) cardiovascular outcomes study, REDUCE-IT™, reported topline results on September 24, 2018. REDUCE-IT met its primary endpoint demonstrating an approximately 25% relative risk reduction, to a high degree of statistical significance (p<0.001), in major adverse cardiovascular events (MACE) in the intent-to-treat patient population with use of Vascepa 4 grams/day as compared to placebo.  Additional details regarding these important results are scheduled for presentation on November 10th at the 2018 Scientific Sessions of the American Heart Association (AHA) in Chicago, Illinois.

•

Commercial expansion: Through hiring and internal promotion, in late September, Amarin expanded its sales management team and accelerated actions to expand its U.S. direct sales force from approximately 150 to approximately 400 sales representatives. The company is on-track for having these new representatives hired and trained before the start of 2019 while in parallel working to expand other Vascepa related promotional activities, market education programs and further increase Vascepa supply capacity.

•

Q3 revenue and prescription growth: Recognized $55.0 million in net product revenue from U.S. sales of Vascepa in Q3 2018 compared to $47.1 million in Q3 2017, an increase of 17%. Increased normalized prescriptions for Vascepa in the U.S. by 19% and 22% compared to Q3 2017 based on data from Symphony Health Solutions and IQVIA, respectively. Amarin does not believe that these results for the quarter ended September 30, 2018 were impacted by announcement in the last week of September 2018 of the topline results of the REDUCE-IT study.

•	Capital resources: As of September 30, 2018, Amarin reported $81.9 million in cash, $47.6 million in net accounts receivable, $25.7 million in other receivables and $43.7 million in inventory.
•

Debt eliminated: Pursuant to a debt exchange announced on October 19, 2018, effective November 2, 2018, the company will no longer have any debt obligation with a fixed maturity date and will no longer have interest payments associated with such debt.  The company’s royalty-like obligation remains to be paid at a rate of 10% of Vascepa revenues until the aggregate remaining obligation of $94.1 million is satisfied.

“The landmark results of the REDUCE-IT study present an important opportunity to improve the practice of medicine with respect to preventative cardiovascular care. We believe that these outcomes study results position Vascepa to address a significant unmet medical need and could be considered the most significant breakthrough in preventative cardiovascular care since the advent of statin therapy decades ago.  We are very excited about the potential for Vascepa to help millions of patients and we are acting accordingly to expand on our established commercial foundation, including existing broad managed care coverage and extensive key opinion leader support,” stated John F. Thero, president and chief executive officer. “Amarin looks forward to the primary REDUCE-IT outcomes study results being presented at AHA and to working towards the future publication of these results in a major medical journal within 2018.”

REDUCE-IT Cardiovascular Outcomes Study

As previously announced, the REDUCE-IT outcomes study was designed to assess the putative cardiovascular effects of the prescription drug Vascepa at 4 grams/day in lowering the risk of cardiovascular events beyond LDL (“bad”) cholesterol management in patients with cardiovascular risk factors including elevated triglycerides. While the study enrolled patients with elevated triglyceride levels (>135 mg/dL, median baseline 216 mg/dL), REDUCE-IT was a cardiovascular outcomes study and not a lipid-focused study.

Various prior therapies have sought to address the residual cardiovascular risk beyond bad cholesterol management and have failed, including CETP inhibitors, fibrates, nicotinic acid and omega-3 mixtures. Many of these therapies lower triglyceride levels but failed to demonstrate cardiovascular risk reduction in studied populations. The molecular structure and clinical effects and profile of Vascepa are unique.

Data supporting the unique effects of Vascepa was accentuated during Q3 2018 when the report of the successful topline results of the REDUCE-IT cardiovascular outcomes study with Vascepa were announced shortly after cardiovascular outcomes study results were reported for prescription drug Lovaza® (named Omacor in Europe) from the ASCEND study. In the ASCEND study Lovaza at a low dose of 1 gram/day failed to demonstrate cardioprotective benefit. The REDUCE-IT topline results were also on the heels of a report in Q3 2018 by the independent Cochrane Foundation which reviewed available outcomes data for omega-3 products, including dietary supplements, showing that except for the successful study of a purified prescription EPA product in Japan (the JELIS study), omega-3 products have a consistent pattern of showing negligible cardioprotective effects. Note that omega-3 products containing DHA have been shown to increase bad cholesterol levels in relevant patient populations.

Vascepa, as a single molecule active ingredient drug, does not contain DHA and has been shown in prior studies to not increase bad cholesterol in relevant patient populations. Patients in the REDUCE-IT study were enrolled with baseline median LDL cholesterol of 75 mg/dL controlled by statin therapy. In addition, omega-3 molecules are fragile and highly prone to oxidation (spoilage typically evidenced by a fishy smell) or other forms of degradation that can impact their effect and safety. Vascepa is manufactured through a stringent and complex FDA-regulated process designed to effectively eliminate impurities and isolate and protect the single molecule active ingredient against degradation.

Amarin is eager to share REDUCE-IT data in greater detail with both the medical community and regulatory authorities. As previously reported, REDUCE-IT results have been accepted for presentation at the 2018 Scientific Sessions of the American Heart Association (AHA) on November 10, 2018 in Chicago, Illinois. The presentation, classified as late breaking clinical trial results, is scheduled to commence at 2:18 pm Central Time and listed as Main Event 1 for the time frame.

Until the AHA presentation, as agreed with AHA, Amarin does not plan to share any further details regarding the results of the REDUCE-It study. Key topline results from the REDUCE-IT study as reported on September 24, 2018 include:

•

Efficacy: Approximately 25% relative risk reduction, demonstrated to a high degree of statistical significance (p<0.001), in the primary endpoint composite of the first occurrence of MACE, including cardiovascular death, nonfatal myocardial infarction (MI), nonfatal stroke, coronary revascularization, or unstable angina requiring hospitalization. This result was supported by robust demonstrations of efficacy across multiple secondary endpoints. No further information regarding the secondary endpoint results will be provided until the AHA presentation.

•

Safety: Vascepa was well tolerated with a safety profile consistent with clinical experience associated with omega-3 fatty acids and current FDA-approved labeling. The proportions of patients experiencing adverse events and serious adverse events in REDUCE-IT were similar between the active and placebo treatment groups. Median follow-up time in REDUCE-IT was 4.9 years.

Commercial Update

The REDUCE-IT cardiovascular outcomes study started in 2011.  Prior to knowing the results of this important study, Amarin devoted a majority of its resources to research and development.  The aggregate cost of supporting the REDUCE-IT clinical outcomes study plus more than 20 scientific publications and presentations per year is approximately $50 million or more annually.  As a result, resources available to support Vascepa marketing and sales have been limited. Over the past five years, Amarin has grown Vascepa revenues, based on an important but niche biomarker-based indication, with a professional, well-trained and productive sales team which for most of this period consisted of approximately 135 sales representatives.

At the start of 2018, preparing for REDUCE-IT success, Amarin took select steps to prepare for anticipated commercial expansion following REDUCE-IT results.  These steps included modestly increasing the number of Vascepa sales representatives to 150 while continuing to maintain its commercial business (excluding R&D, financing and other costs described below) positive from a cash flow perspective; training leading sales representative to become managers; piloting consumer awareness initiatives; increasing levels of supply on hand while working with third-party suppliers to increase capacity; contracting with managed care for Vascepa insurance coverage well into 2019; soliciting resumes from experienced sales candidates; expanding relationships with key opinion leaders (KOLs), professional societies and patient advocacy groups; and making other selective preparations to strengthen Amarin’s foundation to support future commercial growth.

Following Amarin learning in late Q3 2018 that the results of the REDUCE-IT study were positive, Amarin expanded its sales management and began hiring additional sales representatives.  Nearly all of the new sales management positions the company sought to fill are now filled. The company is pleased to have ample experienced applicants to fill its open sales representative positions.  The company is on track to have a sales force of 400 sales representatives in the United States to start 2019.  New sales representatives are being hired with starting dates throughout Q4 and slotted for group training with the aim of having all new hires trained by year-end.  This broadened sales team will call on more than double the number of physicians targeted historically by Amarin’s sales team.  They will be supported in doing so by other promotional and market education programs.  Amarin believes that presentation and future publication of results from the REDUCE-IT study will be helpful as part of this education process with healthcare professionals.

Amarin plans to submit a supplemental new drug application (sNDA) in early 2019 seeking an expanded indication for Vascepa in the United States.

Financial Update

Net product revenue for the three months ended September 30, 2018 and 2017 was $55.0 million and $47.1 million, respectively. Net product revenue for the nine months ended September 30, 2018 and 2017 was $151.3 million and $126.3 million, respectively.  Increased revenue is mainly attributed to increased Vascepa prescriptions.  Amarin does not believe that these results were impacted by news of REDUCE-IT topline results or by steps taken to expand promotion of Vascepa after such results.

During the third quarter, based on data from Symphony Health Solutions and IQVIA, Amarin experienced continued prescription growth and an increase in Vascepa market share, particularly among detailed physicians. Symphony Health Solutions and IQVIA estimated normalized total Vascepa prescriptions of approximately 458,000 and 457,000, respectively, for the three months ended September 30, 2018, representing growth of approximately 19% and 22%, respectively, over levels estimated by these sources for the same three months of the prior year.

Net pricing of Vascepa in the third quarter of 2018 was relatively consistent with the prior year and channel inventory levels remain in the ordinary range.

Licensing revenue during the three months ended September 30, 2018 and 2017 was $0.4 million and $0.3 million, respectively, related to timing of milestones and other factors impacting revenue recognition for licensing fees under agreements for the commercialization of Vascepa outside the United States.

Cost of goods sold during the nine months ended September 30, 2018 and 2017 was $37.0 million and $31.5 million, respectively. Gross margin on net product revenue for the nine months ended September 30, 2018 and 2017 were 76% and 75%, respectively.

Selling, general and administrative (SG&A) expense for the nine months ended September 30, 2018 and 2017 was $147.3 million and $98.9 million, respectively, an increase of $48.4 million, or 49%. This increase is due primarily to increased promotional activities, including commercial spend for anticipated expansion following successful REDUCE-IT results, including a pilot consumer promotion program, and increased co-promotion fees calculated on increased gross profit resulting from higher net product revenue, including an accrual of $10.7 million for co-promotion tail payments. The tail co-promotion fees, which are calculated as a percentage of the 2018 co-promotion fee, are payable in 2019 through 2021. Such co-promotion fee costs are currently scheduled to end on December 31, 2018. For the nine months ended September 30, 2018, the aggregate cost of the co-promotion fee, including the tail payment accrual, was $30.5 million.

Research and development (R&D) expense for the nine months ended September 30, 2018 and 2017 was $44.0 million and $35.2 million, respectively, an increase of $8.8 million, or 25%. This increase in expense is primarily driven by the timing of REDUCE-IT and related costs and the recording of $2.7 million in expense related to the company’s previously announced strategic collaboration with Mochida Pharmaceutical Co., Ltd.  We continue to anticipate that our level of spending on R&D will begin to decline following publication of results of the REDUCE-IT study; however, the company will continue to incur expenses related to seeking approval of an expanded indication for Vascepa based on submission of an sNDA as well as costs associated with the other R&D activities.

Under U.S. GAAP, Amarin reported a net loss of $24.5 million in the three months ended September 30, 2018, or basic and diluted loss per share of $0.08. This net loss included $6.7 million in non-cash stock-based compensation expense. Amarin reported a net loss of $10.8 million in the third quarter of 2017, or basic and diluted loss per share of $0.04. This net loss included $3.5 million in non-cash stock-based compensation expense.

Under U.S. GAAP, Amarin reported a net loss of $82.8 million in the nine months ended September 30, 2018, or basic and diluted loss per share of $0.28. This net loss included $14.0 million in non-cash stock-based compensation expense. For the nine months ended September 30, 2017, Amarin reported a net loss of $45.4 million, or basic and diluted loss per share of $0.17. This net loss included $10.5 million in non-cash stock-based compensation expense.

Excluding non-cash gains or losses for stock-based compensation, non-GAAP adjusted net loss was $17.8 million for the third quarter of 2018, or non-GAAP adjusted basic and diluted loss per share of $0.06, compared to non-GAAP adjusted net loss of $7.3 million for the third quarter of 2017, or non-GAAP adjusted basic and diluted loss per share of $0.03.

Excluding non-cash gains or losses for stock-based compensation, non-GAAP adjusted net loss was $68.7 million for the nine months ended September 30, 2018, or non-GAAP adjusted basic and diluted loss per share of $0.24, compared to non-GAAP adjusted net loss of $34.9 million for the nine months ended September 30, 2017, or non-GAAP adjusted basic and diluted loss per share of $0.13.

Amarin reported cash and cash equivalents of $81.9 million as of September 30, 2018. Net cash flows for the nine months ended September 30, 2018, excluding the $70.0 million in net proceeds from the equity offering completed in the first quarter, was negative $61.8 million. Net cash flows for the same period was positive $20.9 million excluding cash flows associated with financing activities and REDUCE-IT.  More specifically, net cash flow was positive for this period excluding finance related proceeds and expenses (interest and royalty), excluding research and development payments (most of which relates to the REDUCE-IT study), excluding payments made in preparation for expansion upon positive REDUCE-IT results such as increasing Vascepa inventory levels, and excluding the one-time payment made related to the company’s previously announced agreement with Teva Pharmaceuticals USA, Inc.

As of September 30, 2018, the company had $47.6 million in net accounts receivable ($62.7 million in gross accounts receivable before allowances and reserves), $25.7 million in other receivables due primarily from financial institutions resulting from the timing of stock option exercises in late September which amounts were collected in early October and $43.7 million in inventory.

As of September 30, 2018, Amarin had approximately 304.1 million American Depository Shares (ADSs) and ordinary shares outstanding, 28.9 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 21.0 million equivalent shares underlying stock options at a weighted-average exercise price of $3.36, as well as 9.6 million equivalent shares underlying restricted or deferred stock units. On October 19, 2018, the company announced the forced exchange of its then outstanding $30.0 million in exchangeable notes.  Pursuant to such exchange, the company will issue approximately 7.7 million ADSs and eliminate its $30.0 million debt and related interest obligations.  Following this exchange, Amarin will have no outstanding debt. The company continues to have an obligation under a royalty-like arrangement which is paid off at a rate equal to 10% of net product revenue up to an aggregate payment of $94.1 million. There is no maturity date related to this royalty-like arrangement.

Conference Call and Webcast Information

Amarin will host a conference call at 7:30 a.m. ET today, November 1, 2018.  The call will be webcast live with slides and accessible through the investor relations section of the company’s website at www.amarincorp.com. The call can also be heard via telephone by dialing 877-407-8033. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-481-4010 (inside the United States) or 919-882-2331 (outside the United States). A replay of the call will also be available through the company's website shortly after the call. For both dial-in numbers please use conference ID 38108.

Use of Non-GAAP Adjusted Financial Information

Included in this press release are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash stock-based compensation expense. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc. is a rapidly growing, innovative pharmaceutical company focused on developing therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa (icosapent ethyl) is Amarin's first FDA-approved drug and is available by prescription in the United States, Lebanon and the United Arab Emirates.  Amarin’s commercial partners are pursuing additional regulatory approvals for Vascepa in Canada, China and the Middle East. For more information about Amarin, visit www.amarincorp.com.

About REDUCE-IT

The REDUCE-IT cardiovascular outcomes study commenced in 2011, enrolled and followed 8,179 randomized patients, and was conducted based on a special protocol assessment agreement with FDA.

REDUCE-IT is the first global cardiovascular outcomes study to prospectively evaluate the effect of Vascepa, or any therapy, in adult patients with LDL-C controlled to between 41-100 mg/dL (median baseline 75 mg/dL) by statin therapy and various cardiovascular risk factors including persistent elevated TGs between 150-499 mg/dL (median baseline 216 mg/dL) and either established cardiovascular disease (secondary prevention cohort) or diabetes mellitus and at least one other CV risk factor (primary prevention cohort). The design of the REDUCE-IT cardiovascular outcomes study was published in March 2017 in Clinical Cardiology1 and can be found in the R&D section on the company’s website at www.amarincorp.com.

The REDUCE-IT hypothesis tested whether additional cardiovascular risk reduction beyond LDL-C controlled with statin therapy could be achieved in high risk patients with the putative cardioprotective effects of Vascepa 4 grams/day. Independent of REDUCE-IT, Amarin worked to support the REDUCE-IT hypothesis with published scientific findings based on various degrees of evidence that show EPA may interrupt the atherosclerotic process (e.g., plaque formation and instability) by beneficially affecting cellular functions thought to contribute to atherosclerosis and cardiovascular events and by beneficially affecting lipid, lipoprotein and inflammation biomarkers.2, 3, 4, 5, 6

About VASCEPA® (icosapent ethyl) Capsules

Vascepa® (icosapent ethyl) capsules are a single-molecule prescription product consisting of the omega-3 acid commonly known as EPA in ethyl-ester form. Vascepa is not fish oil, but is derived from fish through a stringent and complex FDA-regulated manufacturing process designed to effectively eliminate impurities and isolate and protect the single molecule active ingredient from degradation. Vascepa, known in scientific literature as AMR101, has been designated a new chemical entity by the FDA.  Amarin has been issued multiple patents internationally based on the unique clinical profile of Vascepa, including the drug’s ability to lower triglyceride levels in relevant patient populations without raising LDL-cholesterol levels.

Indication and Usage Based on Current FDA-Approved Label (not including REDUCE-IT results)

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.
•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa Based on Current FDA-Approved Label (not including REDUCE-IT results) (Includes Data from Two 12-Week Studies (n=622) (MARINE and ANCHOR) of Patients with Triglycerides Values of 200 to 2000 mg/dL)

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components.
•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.
•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.
•

The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction >3% and greater than placebo.

•	Adverse events and product complaints may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.
•	Patients receiving treatment with Vascepa and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.
•	Patients should be advised to swallow Vascepa capsules whole; not to break open, crush, dissolve, or chew Vascepa.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the United States Food and Drug Administration (FDA) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

About Cardiovascular Disease

Worldwide, cardiovascular disease (CVD) remains the #1 killer of men and women. In the United States CVD leads to one in every three deaths – one death approximately every 38 seconds – with annual treatment cost in excess of $500 billion.7, 8

Beyond the cardiovascular risk associated with LDL-C, genetic, epidemiologic, clinical and real-world data suggest that patients with elevated triglycerides (TG) (fats in the blood), and TG-rich lipoproteins, are at increased risk for cardiovascular disease.9, 10, 11, 12

Forward-Looking Statements

This press release contains forward-looking statements, including expectations regarding planned scientific presentation, publication, regulatory review and related timing thereof, including plans to submit an sNDA in early 2019 seeking an expanded indication for Vascepa in the United States; and expected costs relating to the foregoing; statements regarding Vascepa’s ability to address a significant unmet medical need and potentially being the most significant breakthrough in preventative cardiovascular care since the advent of statin therapy; expectations that REDUCE-IT results could lead to a new treatment paradigm in the patient population studied; plans for sales force, international and insurance coverage expansion as well as sales force training and deployment. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In addition, Amarin's ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business, efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, its ability to obtain an expanded indication for Vascepa in the United States, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that sales may not meet expectations and related cost may increase beyond expectations; the risk that patents may not be upheld in patent litigation and applications may not result in issued patents sufficient to protect the Vascepa franchise. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts.  The information that Amarin posts on these channels and websites could be deemed to be material information.  As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis.  This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels.  The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

References

1 Bhatt DL, Steg PG, Brinton EA, Jacobson TA, Miller M, Tardif J-C, Ketchum SB, Doyle RT Jr, Murphy SA, Soni PN, Braeckman RA, Juliano RA, Ballantyne CM and on behalf of the REDUCE-IT Investigators. Rationale and design of REDUCE-IT: Reduction of Cardiovascular Events With Icosapent Ethyl–Intervention Trial. Clin Cardiol. 2017;40:138-148.

2 Ganda OP, Bhatt DL, Mason RP, et al. Unmet need for adjunctive dyslipidemia therapy in hypertriglyceridemia management. J Am Coll Cardiol. 2018;72(3):330-343.

3 Borow KM, Nelson JR, Mason RP. Biologic plausibility, cellular effects, and molecular mechanisms of eicosapentaenoic acid (EPA) in atherosclerosis. Atherosclerosis. 2015;242(1):357-366.

4 Nelson JR, Wani O, May HT, et al. Potential benefits of eicosapentaenoic acid on atherosclerotic plaques. Vascul Pharmacol. 2017;91:1–9.

5 Mason RP, Dawoud H, Jacob RF, et al. Eicosapentaenoic acid improves endothelial function and nitric oxide bioavailability in a manner that is enhanced in combination with a statin. Biomed Pharmacother. 2018;103:1231-1237.

6 Takamura M, Kurokawa K, Ootsuji H, et al. Long-term administration of eicosapentaenoic acid improves post-myocardial infarction cardiac remodeling in mice by regulating macrophage polarization. J Am Heart Assoc. 2017;6(2). pii: e004560.

7 American Heart Association. 2018. Disease and Stroke Statistics-2018 Update.

8 American Heart Association. 2017. Cardiovascular disease: A costly burden for America projections through 2035.

9 Budoff M. Triglycerides and triglyceride-rich lipoproteins in the causal pathway of cardiovascular disease. Am J Cardiol. 2016;118:138-145.

10 Toth PP, Granowitz C, Hull M, et al. High triglycerides increase cardiovascular events, medical costs, and resource utilization in a real-world analysis of statin-treated patients with high cardiovascular risk and well-controlled low-density lipoprotein cholesterol [abstract]. Circulation. 2017;136(suppl 1):A15187.

11 Nordestgaard BG. Triglyceride-rich lipoproteins and atherosclerotic cardiovascular disease - New insights from epidemiology, genetics, and biology. Circ Res. 2016;118:547-563.

12 Nordestgaard BG, Varbo A. Triglycerides and cardiovascular disease. Lancet. 2014; 384: 626–635.

Amarin Contact Information

Investor Relations:

Elisabeth Schwartz

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Lee M. Stern

Trout Group

In U.S.: +1 (646) 378-2992

lstern@troutgroup.com

Media Inquiries:

Christy Maginn

Burson-Marsteller

In U.S.: +1 (646) 280-5210

Christy.Maginn@bm.com

CONSOLIDATED BALANCE SHEET DATA
(U.S. GAAP)
Unaudited

	September 30, 2018	December 31, 2017
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$81,892	$73,637
Restricted cash	600	600
Accounts receivable, net	47,648	45,318
Other receivables	25,654	—
Inventory, net	43,673	30,260
Prepaid and other current assets	2,935	3,455
Total current assets	202,402	153,270
Property, plant and equipment, net	69	28
Other long-term assets	174	174
Intangible asset, net	7,642	8,126
TOTAL ASSETS	$210,287	$161,598
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$26,174	$25,155
Accrued expenses and other current liabilities	93,899	58,902
Current portion of exchangeable senior notes, net of discount	219	481
Current portion of long-term debt from royalty-bearing instrument	30,130	22,348
Deferred revenue, current	1,220	1,644
Total current liabilities	151,642	108,530
Long-Term Liabilities:
Exchangeable senior notes, net of discount	29,159	28,992
Long-term debt from royalty-bearing instrument	53,924	70,834
Deferred revenue, long-term	19,736	17,192
Other long-term liabilities	8,652	1,150
Total liabilities	263,113	226,698
Stockholders’ Deficit:
Preferred Stock	21,850	24,364
Common stock	232,646	208,768
Additional paid-in capital	1,057,408	977,866
Treasury stock	(9,867)	(4,229)
Accumulated deficit	(1,354,863)	(1,271,869)
Total stockholders’ deficit	(52,826)	(65,100)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$210,287	$161,598

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(U.S. GAAP)
Unaudited

	Three months ended September 30,		Nine months ended September 30,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2018	2017	2018	2017
Product revenue, net	$54,973	$47,051	$151,286	$126,343
Licensing revenue	350	309	598	895
Total revenue, net	55,323	47,360	151,884	127,238
Less: Cost of goods sold	13,541	11,921	37,035	31,520
Gross margin	41,782	35,439	114,849	95,718
Operating expenses:
Selling, general and administrative (1)	49,960	33,194	147,310	98,910
Research and development (1)	14,072	10,694	43,993	35,211
Total operating expenses	64,032	43,888	191,303	134,121
Operating loss	(22,250)	(8,449)	(76,454)	(38,403)
Interest expense, net	(2,163)	(2,401)	(6,188)	(7,097)
Other (expense) income, net	(58)	25	(134)	100
Loss from operations before taxes	(24,471)	(10,825)	(82,776)	(45,400)
(Provision for) benefit from income taxes	—	—	—	—
Net loss	$(24,471)	$(10,825)	$(82,776)	$(45,400)
Loss per share:
Basic	$(0.08)	$(0.04)	$(0.28)	$(0.17)
Diluted	$(0.08)	$(0.04)	$(0.28)	$(0.17)
Weighted average shares outstanding:
Basic	295,595	270,803	291,526	270,566
Diluted	295,595	270,803	291,526	270,566

(1)

Excluding non-cash stock-based compensation, selling, general and administrative expenses were $44,357 and $30,223 for the three months ended September 30, 2018 and 2017, respectively, and research and development expenses were $13,024 and $10,170, respectively, for the same periods. Excluding non-cash stock-based compensation as well as co-promotion fees paid to the company's U.S. co-promotion partner, selling, general and administrative expenses were $33,200 and $24,295 for the three months ended September 30, 2018 and 2017, respectively.

RECONCILIATION OF NON-GAAP NET LOSS
Unaudited

	Three months ended September 30,		Nine months ended September 30,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2018	2017	2018	2017
Net loss for EPS[1] - GAAP	$(24,471)	$(10,825)	$(82,776)	$(45,400)
Non-cash stock-based compensation expense	6,651	3,495	14,032	10,471
Adjusted net loss for EPS[1] - non-GAAP	$(17,820)	$(7,330)	$(68,744)	$(34,929)

[1]basic and diluted

Loss per share:
Basic and diluted - non-GAAP	$(0.06)	$(0.03)	$(0.24)	$(0.13)

Weighted average shares:
Basic and diluted	295,595	270,803	291,526	270,566